Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Frank Cappello
(216) 432-6278
SIFCO Industries, Inc. announces the sale of its
industrial turbine engine component repair business to PAS Technologies Inc
Cleveland, Ohio, May 8, 2007: SIFCO Industries, Inc. announces the sale of its industrial turbine engine component repair business to PAS Technologies Inc. (“PAS”), headquartered in the United States. The industrial turbine engine component repair business is located in SIFCO’s Cork, Ireland facility. The business provides industrial coatings and turbine engine component repair services on various brands and sizes of industrial turbine engines. The business is known for serving various industrial turbine engine manufacturers and overhaul shops with high quality and efficient turbine engine component repair services. The transaction is expected to close, subject to certain conditions being met, on or about June 16, 2007 at a price of approximately $5.0 million, with SIFCO retaining ownership of the Cork, Ireland facility (subject to a long-term lease arrangement with PAS) and substantially all existing liabilities.
This acquisition substantially enhances PAS’s engine repair and integrated engine solutions offering for turbine engines. Under PAS ownership, management and employees of the acquired business will continue to serve its extensive customer base.
About SIFCO Industries, Inc. – SIFCO Industries, Inc. (“Company”) is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services include forging, heat-treating, coating, welding, machining and selective electrochemical finishing. The products include forgings, machined forged parts and other machined metal parts, remanufactured component parts for turbine engines, and selective electrochemical finishing solutions and equipment. The Company’s operations are conducted in three business segments: (1) Aerospace Component Manufacturing Group, (2) Turbine Components Services and Repair Group, and (3) Applied Surface Concepts Group.
Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.